EXHIBIT 16.1

May 23, 2019

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

RE: The Crypto Company

We have read the statements made by The Crypto Company in Item 4.01 of this Form 8-K regarding the change in auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made in Item 4.01 of this Form 8-K.

Yours truly,

/s/ Hall & Company CPAs & Consultants, Inc.